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                                                                 EXHIBIT 14

                      ASSIGNMENT AND ASSUMPTION AGREEMENT

         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Assignment"), is entered into on December 31, 1997 by and among GRAND GULF PRODUCTION, L.L.C., a Texas limited liability company ("Grand Gulf"), SHERIDAN ENERGY, INC., a Delaware corporation ("Sheridan"), and JOINT ENERGY DEVELOPMENT INVESTMENTS LIMITED PARTNERSHIP, a Delaware limited partnership ("JEDI").

                              W I T N E S S E T H:

         WHEREAS, Grand Gulf and JEDI have as of December 31, 1997 entered into a Stock Transfer and Termination Agreement ("Stock Transfer") providing, among other things, the assignment of certain capital stock and contract rights from Grand Gulf to JEDI;

         WHEREAS, pursuant to the Stock Transfer, Grand Gulf and JEDI are required to execute and deliver this Agreement;

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Conveyance and Assignment of Assets. Grand Gulf hereby grants, conveys, assigns, transfers, bargains and delivers unto JEDI and its successors and assigns, all its right, title and interest in and to (i) the Purchase Agreement between Sheridan and Grand Gulf dated as of December 31, 1997 (the "Purchase Agreement"), (ii) Registration Rights Agreement among Grand Gulf, JEDI Hydrocarbon Investments I Limited Partnership, a Delaware limited partnership, Enron Capital & Trade Resources Corp., a Delaware corporation, and Sheridan dated as of December 31, 1997 (the "Rights Agreement") and (iii) Warrant Agreement between Grand Gulf and Sheridan dated as of December 31, 1997 (the "Warrant Agreement" and together with the Rights Agreement and the Purchase Agreement, are collectively referred to herein as, the "Agreements").

         2.      Subsequent Actions.   Grand Gulf hereby covenants to and with
JEDI, its successors and assigns, to execute and deliver to JEDI, its successors and assigns, all such other and further instruments of conveyance, assignment and transfer, and all such notices, releases and other documents, that would more fully and specifically convey, assign, and transfer to and vest in JEDI, its successors and assigns, the title of Grand Gulf in and to all and singular the Agreements hereby conveyed, assigned, and transferred, or intended to be conveyed, assigned or transferred.

         3. Assumption. JEDI has and by these presents does hereby fully assume from and after the date hereof all liabilities, duties, and obligations of Grand Gulf under the Rights Agreement and the Warrant Agreement and agrees to be bound by the terms, conditions and covenants thereunder. JEDI has and does hereby fully assume from and after the date hereof all indemnity obligations of Grand Gulf under the Purchase Agreement.

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         4.      Acknowledgments and Agreements. Sheridan hereby acknowledges the assignment of the Purchase Agreement from Grand Gulf to JEDI. JEDI and Sheridan agree that as between Sheridan and JEDI that JEDI shall be primarily responsible for the Grand Gulf indemnity obligations under the Purchase Agreement subject to the limitations applicable to such indemnity obligations (including, without limitation, the aggregate liability under such indemnity and the survival period of such indemnity) as set forth in the Purchase Agreement. Notwithstanding the foregoing or the provisions of Section 3 hereof, Grand Gulf hereby acknowledges that the assumption by JEDI of its indemnity obligations under the Purchase Agreement will in no way obviate, diminish or reduce the indemnity obligations of Grand Gulf under the Stock Transfer and such indemnity obligations under the Stock Transfer shall operate as if Grand Gulf has retained all of its indemnity obligations under the Purchase Agreement.

         5. Governing Law. THIS ASSIGNMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF LOUISIANA WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW RULES OR STATUTES WHICH WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

         6. Conflict and Inconsistency; No Merger. To the extent any conflict or inconsistency exists between the provisions of this Assignment and the Stock Transfer, the provisions of the Stock Transfer shall be controlling. The terms and provisions of the Stock Transfer (including, without limitation, the representations, warranties, covenants and indemnities therein) shall not merge, be extinguished or otherwise affected by the delivery and execution of this Assignment or any other document delivered pursuant to Paragraph 2 of this Assignment.

         7. Binding Effect. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         8. Counterparts. This Assignment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, Grand Gulf and JEDI have executed this Assignment as of the day and year first above written.


                                  JOINT ENERGY DEVELOPMENT INVESTMENTS
                                  LIMITED PARTNERSHIP

                                  By:   Enron Capital Management Limited
                                        Partnership, its general partner

                                        By:  Enron Capital Corp.,
                                             its general partner

                                             By: /s/ JAMES R. McBRIDE
                                                ------------------------------
                                             Name:   James R. McBride
                                                  ----------------------------
                                             Title:  Agent and Attorney-in-Fact
                                                   ---------------------------


                                  SHERIDAN ENERGY, INC.

                                  By: /s/ B.A. BERILGEN
                                     ----------------------------------------
                                  Name:   B.A. Berilgen
                                       --------------------------------------
                                  Title:  President and CEO
                                        -------------------------------------

                                  GRAND GULF PRODUCTION, L.L.C.

                                  By: /s/ DONALD K. LEHTO
                                     ----------------------------------------
                                  Name:   Donald K. Lehto
                                       --------------------------------------
                                  Title:  CEO
                                        -------------------------------------




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